UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            MEXCO ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

                 COLORADO                                   84-0627918
     (State or other jurisdiction of                     (I.R.S. Employer
      incorporation or organization)                    Identification No.)

   214 W. TEXAS AVENUE, SUITE 1101                             79701
         MIDLAND, TEXAS                                      (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (432) 682-1119

       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of Each Class                         Name of Exchange on Which Class
                                                       is to be Registered
-----------------------------                    -------------------------------
Common Stock, $0.50 par value                        American Stock Exchange

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box {X}

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. { }

Securities Act registration statement file number to which this form relates: NA (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

This registration statement relates to the common stock, $.50 par value, of Mexco Energy Corporation, a Colorado corporation. Registrant is filing this registration statement to reflect that effective September 8, 2003 registrant's common stock (which has been to date on the over-the-counter bulletin board market) will be listed on the American Stock Exchange under the symbol MXC.

The Company has two classes of stock authorized by its Articles of Incorporation incorporated by reference to exhibit 3.1 attached to the Company's Annual Report on Form 10-K dated June 24, 1998. As of the date of this registration statement there are 1,766,566 shares of common stock issued and 1,736,041 shares outstanding. No shares of preferred stock have been issued.

The Company has a commitment to issue warrants for the purchase of 430,000 shares upon completion of certain conditions by the holder of such rights. These warrants my be exercised at a price of $5.00 per share within two years of issue date. As of the date of this registration statement and pursuant to this commitment, the Company has issued warrants for the purchase of 107,500 shares, which may be exercised

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at any time  through  December 5, 2004.  These  warrants  include  anti-dilution provisions.

Pursuant to the Company's 1997 Employee Incentive Stock Plan, the Company may issue options for the purchase of up to 350,000 shares of common stock. Through the date of this registration statement, the Company has granted options to purchase up to 320,000 shares of common stock at prices ranging from $4.00 to $7.75. These options may be exercised at any time from the date of issuance until the tenth anniversary of the issuance. These options do not contain anti-dilution provisions.

ITEM 2.   EXHIBITS

          N/A

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on behalf of the undersigned thereunto duly authorized.

                                       MEXCO ENERGY CORPORATION

                                       Registrant

                                       By: /s/ Nicholas C. Taylor
                                           -------------------------------------
                                           Nicholas C. Taylor
                                           President and Chief Executive Officer

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